Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Envestnet, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-169050, 333-181071, 333-204858 and 333-208107) on Form S-8 and (No. 333-197145) on Form S-3 of Envestnet, Inc. (the Company) of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Envestnet, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, other comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Envestnet, Inc.

Our report dated February 29, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that Envestnet, Inc. acquired Upside Holdings, Inc., Oltis Software LLC, Castle Rock Innovations, Inc. and  Yodlee, Inc., collectively Acquired Entities, during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, the Acquired Entities’ internal control over financial reporting associated with total assets of $633,838,000 and total revenues of $16,987,000, included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Entities.

/s/ KPMG LLP

Chicago, Illinois
February 29, 2016